Exhibit 99.1

FOR IMMEDIATE RELEASE

ROADRUNNER TRANSPORTATION SYSTEMS REPORTS

2012 SECOND QUARTER RESULTS AND ANNOUNCES

THIRD QUARTER 2012 GUIDANCE

Cudahy, WI – August 1, 2012 – Roadrunner Transportation Systems, Inc. (NYSE: RRTS), a leading asset-light transportation and logistics service provider, today reported financial results for the three and six months ended June 30, 2012.

Roadrunner’s summary financial results for the three and six months ended June 30 are highlighted below. Second quarter diluted income per share available to common stockholders increased 33.3% over the prior year to $0.32.

	Three Months Ended		Six Months Ended
(In thousands, except per share data)	June 30,		June 30,
	2012	2011	2012	2011
Total revenues	$262,546	$208,271	$499,119	$379,429

Net revenues (total revenues less purchased transportation costs)	$76,671	$51,873	$146,214	$92,664
Depreciation and amortization	2,125	1,053	4,085	1,882
Other operating expenses	55,903	38,227	108,708	70,396
Acquisition transaction expenses	70	106	208	320

Operating income	$18,573	$12,487	$33,213	$20,066

Net income available to common stockholders	$10,200	$7,431	$18,131	$11,831
Weighted average diluted shares outstanding	32,186	31,522	32,182	31,457
Diluted income per share available to common stockholders	$0.32	$0.24	$0.56	$0.38

2012 Second Quarter Results

In discussing the company’s second quarter performance, Mark DiBlasi, President and CEO of Roadrunner, said,

“Strong performance across all of our business segments generated second quarter revenue growth of 26.1% and net revenue growth of 47.8%. Due to sales and operational initiatives, our operating income growth of 48.7% outpaced revenue. Operating income for the second quarter of 2012 represented the best quarter in the history of the company. Our operating ratio improved 110 basis points to 92.9% from 94.0% in the second quarter of 2011 and 90 basis points sequentially from the first quarter of 2012.

“Our LTL operating ratio improved to 91.9% in the second quarter from 93.7% in the second quarter of 2011. Our initiatives to expand into new geographic regions, build density, improve pricing and enhance productivity resulted in a net revenue margin improvement from 24.2% in the second quarter of 2011 to 25.8% in the second quarter of 2012.

“TL revenues grew by $42.3 million, or 61.6%, from the prior year. Incremental revenues from our 2011 and 2012 acquisitions accounted for $36.7 million of the increase, with the balance of $5.6 million representing organic growth of 8.1%. Organic growth was reduced by the impact of last season’s crop failures in the Northeast and softening in the intermodal market. The positive impact of the acquisitions and operating leverage associated with our revenue growth led to a 61.1% increase in our TL operating income. Our TL operating ratio of 93.9% was relatively flat compared to last year and was impacted by the softer intermodal market, added infrastructure costs associated with our growth, expansion costs in our freight consolidation business and excess insurance costs.

“TMS revenue grew $4.1 million, or 21.8%, from the prior year. Organic growth and pricing accounted for $2.4 million of the increase, with the balance related to our late February 2012 acquisition of Capital Transportation Logistics. The operating leverage associated with this growth led to a 60.8% increase in TMS operating income. Our TMS operating ratio improved to 88.0% from 90.9% in the second quarter of 2011.”

2012 Third Quarter Guidance

In commenting on guidance for the third quarter of 2012, Peter Armbruster, CFO of Roadrunner, said, “We anticipate our revenues for the third quarter to be in the range of $265 million to $280 million, representing an increase of 17% to 24% from the third quarter of 2011. Further, we expect diluted income per share available to common stockholders to be between $0.31 and $0.34, compared to diluted income per share available to common stockholders of $0.23 in the prior year quarter.”

2012 Second Quarter Segment Information

Roadrunner has three operating segments: less-than-truckload (LTL), truckload and logistics (TL) and transportation management solutions (TMS). The following highlights exclude intercompany eliminations and corporate expenses.

LTL revenues, including fuel, increased 6.9% to $129.7 million for the second quarter of 2012 from $121.4 million for the second quarter of 2011. LTL net revenues for the second quarter of 2012 were $33.4 million, or 25.8% of LTL revenues, compared to $29.4 million, or 24.2% of LTL revenues, for the second quarter of 2011. LTL operating income was $10.5 million, or 8.1% of LTL revenues, for the second quarter of 2012 compared to $7.7 million, or 6.3% of LTL revenues, for the second quarter of 2011.

Summary LTL operating statistics for the three and six months ended June 30 are shown below.

	Three Months Ended June 30,			Six Months Ended June 30,
			%			%
	2012	2011	Change	2012	2011	Change
Operating ratio	91.9%	93.7%		92.4%	94.4%
Tonnage (in thousands of tons)	338.2	327.6	3.3%	654.3	612.4	6.9%
Shipments (in thousands)	515.6	490.2	5.2%	1,002.5	922.0	8.7%
Revenue per hundredweight (incl. fuel)	$18.91	$18.18	4.0%	$18.87	$17.96	5.1%
Revenue per hundredweight (excl. fuel)	$15.44	$14.79	4.4%	$15.40	$14.79	4.1%
Weight per shipment (lbs.)	1,312	1,337	(1.9%)	1,305	1,328	(1.7%)
Linehaul cost per mile (excl. fuel)	$1.24	$1.24	0.0%	$1.24	$1.23	0.8%

Note: Other than operating ratio, the statistics above do not include (i) adjustments for undelivered freight required for financial statement purposes in accordance with Roadrunner’s revenue recognition policy; and (ii) non-LTL related business captured within the LTL segment.

TL segment revenues increased 61.6% to $111.0 million for the second quarter of 2012 from $68.7 million for the second quarter of 2011. The improvement was primarily due to increases in market pricing and load growth, the expansion of Roadrunner’s TL brokerage agent network, and the acquisitions of Bruenger Trucking, Prime Logistics, D&E Transport and CTW Transport. For the second quarter, Bruenger Trucking, Prime Logistics, D&E Transport and CTW Transport collectively contributed incremental revenues of $36.7 million to the TL segment. Overall, TL net revenues for the second quarter of 2012 were $36.5 million, or 32.9% of TL revenues, compared to $17.6 million, or 25.5% of TL revenues, for the second quarter of 2011. TL operating income was $6.8 million, or 6.1% of TL revenues, for the second quarter of 2012 compared to $4.2 million, or 6.2% of TL revenues, for the second quarter of 2011.

TMS segment revenues for the second quarter of 2012 increased 21.8% to $23.1 million from $19.0 million for the second quarter of 2011. TMS net revenues for the second quarter of 2012 were $6.7 million, or 29.1% of TMS revenues, compared to $4.9 million, or 25.8% of TMS revenues, for the second quarter of 2011. TMS revenue growth during the quarter was primarily attributable to new and existing customer growth and the acquisition of Capital Transportation Logistics. For the second quarter, Capital Transportation Logistics contributed revenue of $1.7 million to the TMS segment. TMS operating income was $2.8 million, or 12.0% of TMS revenues, for the second quarter of 2012, compared to $1.7 million, or 9.1% of TMS revenues, for the second quarter of 2011.

Conference Call

A conference call is scheduled for Wednesday, August 1, 2012 at 4:30 p.m. Eastern Time. To access the conference call, please dial 866-713-8307 (U.S.) or 617-597-5307 (International) approximately 10 minutes prior to the start of the call. Callers will be prompted for passcode 61848468. The conference call will also be available via live webcast under the Investor Relations section of Roadrunner’s website, www.rrts.com.

If you are unable to listen to the live call, a replay will be available through August 8, 2012, and can be accessed by dialing 888-286-8010 (U.S.) or 617-801-6888 (International). Callers will be prompted for passcode 96276107. An archived version of the webcast will also be available under the Investor Relations section of Roadrunner’s website, www.rrts.com.

About Roadrunner Transportation Systems, Inc.

Roadrunner is a leading asset-light transportation and logistics service provider offering a full suite of solutions, including customized and expedited less-than-truckload, truckload and logistics, transportation management solutions, intermodal solutions, and domestic and international air. For more information, please visit RRTS’ website, www.rrts.com.

Safe Harbor Statement

This release contains forward-looking statements that relate to future events or performance. These statements reflect Roadrunner’s current expectations, and Roadrunner does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized. Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond Roadrunner’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the integration of acquired companies, competition in the transportation industry, the impact of the current economic environment, Roadrunner’s dependence upon purchased power, the unpredictability of and potential fluctuation in the price and availability of fuel, the effects of governmental and environmental regulations, insurance in excess of prior experience levels, and other “Risk Factors” set forth in Roadrunner’s most recent SEC filings.

(Tables Follow)

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues	$262,546	$208,271	$499,119	$379,429
Operating expenses:
Purchased transportation costs	185,875	156,398	352,905	286,765
Personnel and related benefits	28,963	20,323	55,696	38,058
Other operating expenses	26,940	17,904	53,012	32,338
Depreciation and amortization	2,125	1,053	4,085	1,882
Acquisition transaction expenses	70	106	208	320

Total operating expenses	243,973	195,784	465,906	359,363

Operating income	18,573	12,487	33,213	20,066

Interest expense:
Interest on long-term debt	2,071	451	3,869	884
Dividends on preferred stock subject to mandatory redemption	—	50	49	100

Total interest expense	2,071	501	3,918	984

Income before provision for income taxes	16,502	11,986	29,295	19,082

Provision for income taxes	6,302	4,555	11,164	7,251

Net income available to common stockholders	$10,200	$7,431	$18,131	$11,831

Earnings per share available to common stockholders:
Basic	$0.33	$0.25	$0.59	$0.39

Diluted	$0.32	$0.24	$0.56	$0.38

Weighted average common stock outstanding:
Basic	30,821	30,285	30,782	30,227

Diluted	32,186	31,522	32,182	31,457

ROADRUNNER TRANSPORTATION SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(in thousands, except share amounts)

	June 30,	December 31,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,780	$3,315
Accounts receivable, net of allowances of $1,386 and $1,461	119,777	102,358
Deferred income taxes	9,472	9,472
Prepaid expenses and other current assets	19,168	16,400

Total current assets	150,197	131,545

PROPERTY AND EQUIPMENT, net of accumulated depreciation of $16,263 and $13,303	36,575	28,447

OTHER ASSETS:
Goodwill	383,594	364,347
Intangible assets, net	10,777	10,381
Other noncurrent assets	11,337	8,633

Total other assets	405,708	383,361

TOTAL ASSETS	$592,480	$543,353

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
CURRENT LIABILITIES:
Current maturities of long-term debt	$14,000	$14,000
Accounts payable	54,060	50,245
Accrued expenses and other liabilities	29,468	19,480
Preferred stock subject to mandatory redemption	—	5,000

Total current liabilities	97,528	88,725

LONG-TERM DEBT, net of current maturities	140,440	122,500
OTHER LONG-TERM LIABILITIES	38,988	36,175

Total liabilities	276,956	247,400

STOCKHOLDERS’ INVESTMENT:
Common stock $.01 par value; 100,000 shares authorized; 30,824 and 30,707 shares issued and outstanding	308	307
Additional paid-in capital	267,914	266,475
Retained earnings	47,302	29,171

Total stockholders’ investment	315,524	295,953

TOTAL LIABILITIES AND STOCKHOLDERS’ INVESTMENT	$592,480	$543,353

Contact

Roadrunner Transportation Systems, Inc.

Peter Armbruster

Chief Financial Officer

414-615-1648

Vollrath Associates, Inc.

Marilyn Vollrath

414-221-0210

ir@rrts.com